As filed with the Securities and Exchange Commission on May 2, 2019

Registration No. 333-157099

Registration No. 333-165435

Registration No. 333-172128

Registration No. 333-182042

Registration No. 333-188085

Registration No. 333-195455

Registration No. 333-203596

Registration No. 333-214706

Registration No. 333-221515

Registration No. 333-228406

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-157099

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-165435

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-172128

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-182042

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-188085

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-195455

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-203596

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-214706

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-221515

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-228406

SANMINA CORPORATION

(Exact name of Registrant as specified in its charter)

DELAWARE	77-0228183
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2700 North First Street

San Jose, California 95134

(Address of principal executive offices)

2019 EQUITY INCENTIVE PLAN

2009 INCENTIVE PLAN

(Full title of the plan)

Michael J. Clarke

Chief Executive Officer

SANMINA CORPORATION

2700 North First Street

San Jose, California 95134

(408) 964-3500

(Name , address, and telephone number, including area code, of agent for service)

Copy to:

Mark L. Reinstra, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check  mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Sanmina Corporation (the “Registrant”) has previously registered shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) to be issued under the 2009 Incentive Plan, as amended (the “2009 Plan”). In connection with the 2009 Plan, the Registrant has previously filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-8 on February 4, 2009 (File No. 333-157099), a Registration Statement on Form S-8 on March 12, 2010 (File No. 333-165435), a Registration Statement on Form S-8 on February 9, 2011 (File No. 333-172128), a Registration Statement on Form S-8 on June 11, 2012 (File No. 333-182042), a Registration Statement on Form S-8 on April 23, 2013 (File No. 333-188085), a Registration Statement on Form S-8 on April 23, 2014 (File No. 333-195455), a Registration Statement on Form S-8 on April 23, 2015 (File No. 333-203596), a Registration Statement on Form S-8 on November 18, 2016 (File No. 333-214706), a Registration Statement on Form S-8 on November 13, 2017 (File No. 333-221515), and a Registration Statement on Form S-8 on November 15, 2018 (File No. 333-228406) (collectively, the “Registration Statements”).

On March 11, 2019 (the “Approval Date”), the shareholders of the Registrant approved the 2019 Equity Incentive Plan (the “2019 Plan”). Pursuant to the terms of the 2019 Plan, the maximum number of shares of Common Stock that may be issued under the 2019 Plan shall be the sum of (i) 1,599,994 newly available shares of Common Stock (the “New Shares”), (ii) 2,393,006 shares remaining available for grant under the 2009 Plan as of the Approval Date, and (iii) any shares subject to stock options or similar awards granted under the 2009 Plan that, after the Approval Date, expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2009 Plan that, after the Approval Date, are forfeited to or are repurchased by the Company, with the maximum number of shares to be added to the 2019 Plan pursuant to the 2009 Plan equal to 6,436,840 shares.. No further awards will be granted under the 2009 Plan on or after January 26, 2019. All shares of Common Stock under the 2009 Plan that will become available for issuance under the 2019 Plan are referred to herein as the “Carryover Shares.” The Registration Statements will cover the issuance of the Carryover Shares once they are available for issuance under the 2019 Plan.

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statements and SEC Compliance and Disclosure Interpretation 126.43, the Registrant is filing this Post-Effective Amendment to the Registration Statements (the “Post-Effective Amendment”) to reflect that, as of the Approval Date, the Carryover Shares may be issued under the 2019 Plan and to file as an exhibit hereto a copy of the 2019 Plan and a new opinion as to the validity of the shares of Common Stock that were previously issuable pursuant to the 2009 Plan. All other items of the Registration Statements are incorporated herein by reference without change.

Contemporaneously with the filing of this Post-Effective Amendment, the Registrant is filing a registration statement on Form S-8 to register the New Shares that have become available for offer or sale pursuant to the 2019 Plan. No additional securities are being registered by this Post-Effective Amendment.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information previously filed with the Commission by Sanmina Corporation (the “Registrant”) are hereby incorporated by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 29, 2018 filed with the Commission on November 15, 2018 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including portions of the Registrant’s Proxy Statement for the 2018 Annual Meeting of Stockholders to the extent specifically incorporated by reference therein;

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report (other than the portions of those document not deemed to be filed); and

(c) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on February 19, 1993 registering such shares pursuant to Section 12 of the Exchange Act, including any amendment or report updating such descriptions.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this post-effective amendment to the Registration Statements, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statements and to be part hereof from the date of filing of such documents.

Item 5. Interests of Named Experts and Counsel.

Mario M. Rosati, a member of the law firm Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”) and a director of the Registrant, beneficially owned as of April 30, 2019, an aggregate of 51,948 shares of the Registrant’s Common Stock. Mr. Rosati also held options to purchase and rights to acquire 40,974 shares of the Registrant’s Common Stock as of April 30, 2019. WSGR is giving an opinion upon the validity of the shares being registered.

Item 8. Exhibits.

The exhibits to the Registration Statements are described in the Exhibit Index below.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (see page II-4).

99.1	2019 Equity Incentive Plan.(1)

99.2	2009 Incentive Plan, as amended (2).

(1)         Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2019 filed with the SEC on May 2, 2019

(2)         Incorporated by reference to Registrant’s Annual Report on Form 10-K for the fiscal year ended September 29, 2018 filed with the SEC on November 15, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 2nd day of May, 2019.

SANMINA CORPORATION

By:	/s/ Michael J. Clarke
Michael J. Clarke
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Michael J. Clarke and David R. Anderson, and each one of them individually, as his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jure Sola	Executive Chairman and Director	May 2, 2019
Jure Sola

/s/ Michael J. Clarke	Chief Executive Officer and Director (Principal Executive Officer)	May 2, 2019
Michael J. Clarke

/s/ David R. Anderson	Chief Financial Officer (Principal Financial Officer)	May 2, 2019
David R. Anderson

/s/ Brent M. Billinger	Controller (Principal Accounting Officer)	May 2, 2019
Brent M. Billinger

/s/ Eugene A. Delaney	Director	April 29, 2019
Eugene A. Delaney

/s/ William J. DeLaney	Director	April 30, 2019
William J. DeLaney

/s/ John P. Goldsberry	Director	May 2, 2019
John P. Goldsberry

/s/ Rita S. Lane	Director	April 29, 2019
Rita S. Lane

/s/ Joseph G. Licata, Jr.	Director	May 2, 2019
Joseph G. Licata, Jr.

/s/ Mario M. Rosati	Director	May 2, 2019
Mario M. Rosati

/s/ Jackie M. Ward	Director	April 30, 2019
Jackie M. Ward